                                                                    EXHIBIT 6(a)

INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-65458 on Form S-6 of Pacific Select Exec Separate Account of Pacific Life Insurance Company of our report dated February 6, 2001, related to the statement of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life Insurance Company as of December 31, 2000, and the related statement of operations for the year then ended and the statements of changes in net assets for each of the two years in the period then ended, and of our report dated February 26, 2001, related to the consolidated financial statements of Pacific Life Insurance Company and subsidiaries as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000, appearing in the Prospectus of Pacific Select Estate Preserver V, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" appearing in such Prospectus.



/s/ DELOITTE & TOUCHE LLP
Costa Mesa, California
December 27, 2001